Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
Trinity Industries, Inc. Announces Strong Improvement in Second Quarter 2019 Results

Reports double-digit growth in revenue, operating profit, and EPS
Reiterates guidance outlook for 2019 earnings
Provides multi-year ROE performance target
Ongoing return of capital to stockholders

DALLAS, Texas - July 24, 2019 - Trinity Industries, Inc. (NYSE:TRN) today announced earnings results for the second quarter ended June 30, 2019.

Financial and Operational Highlights - Second Quarter 2019 (as of June 30, 2019):

•	Reported quarterly total company revenue of $736.0 million, reflecting growth of 16% year over year

•	Reported quarterly earnings from continuing operations per common diluted share ("EPS") of $0.29, an increase of 21% year over year

•	Reported quarterly revenues from leasing and management services of $189.4 million with a 41.0% operating profit margin

•	Leasing Group grew the wholly-owned and partially-owned lease fleet to 102,140 units, bringing the total net book value of the lease fleet (before deferred profit) to $7.4 billion

•	Leasing Group reported lease fleet utilization of 97.8%

•	Rail Products Group reported quarterly revenues of $712.3 million and a 9.5% operating profit margin

•	Rail Products Group reported quarterly railcar orders and deliveries of 2,105 and 5,255, respectively, resulting in total railcar backlog of $2.9 billion at quarter-end

•	Successfully executed a $528.3 million secured railcar financing transaction during the quarter

•	Repurchased approximately 2.1 million shares at a cost of $44.0 million

“Trinity’s second quarter results reflect the benefits of the integrated rail platform, producing valuable recurring revenues from our growing lease fleet and profiting from a healthy level of new railcar production,” said Timothy R. Wallace, Trinity’s Chief Executive Officer and President. “Economic headlines continued to impede railcar demand momentum during the quarter.  There were a number of transactions in the market for new railcars during the second quarter where the economic terms did not align with the financial criteria we have established.  Our commercial decisions resulted in a lower level of railcar orders for the quarter.  Fortunately, we did not have a large need for orders in the second half of the year.  At this point, we expect to deliver at least 35% more railcars in the second half of the year compared to the first half of the year.”
Mr. Wallace continued, “Our leasing company has been successful renewing and reassigning leases to maintain a high level of utilization. Our railcar manufacturing business delivered 17% more railcars sequentially during the second quarter. They also benefitted from a more favorable product mix and better pricing.”
“Trinity’s shift towards being a rail-focused organization is an exciting transformation for the company.  Trinity has significant potential to drive returns higher through disciplined growth of our integrated rail platform while returning substantial capital to shareholders. We expect to continue making progress on our financial goals over the next few years through various levers within our control - operational improvements throughout the business, optimizing our cost structure and balance sheet, high-return investments in our railcar lease fleet and adding value-added services to our platform of businesses,” Mr. Wallace concluded.

“As part of the new strategic direction for Trinity, Management and the Board of Directors have focused the goals of the company to emphasize profit and return on equity improvement,” said Melendy E. Lovett, Senior Vice President and Chief Financial Officer for Trinity. “These financial targets build on Trinity’s success in growing the integrated rail platform. In addition to delivering improved 2019 profitability, our operational and financial plans aim to improve our pre-tax return on equity to an initial target range of 11-13% by the end of 2021. We are very excited about the potential opportunities in front of Trinity to continue improving our financial performance and delivering shareholder value.”

Consolidated Results
Trinity Industries, Inc. reported net income from continuing operations attributable to Trinity stockholders of $37.2 million, or $0.29 per common diluted share, for the second quarter ended June 30, 2019. Net income from continuing operations attributable to Trinity stockholders for the same quarter of 2018 was $35.9 million, or $0.24 per common diluted share. Revenues for the second quarter of 2019 increased to $736.0 million compared with revenues of $634.0 million for the same quarter of 2018.

Quarterly Business Group Results
Railcar Leasing and Management Services Group
In the second quarter of 2019, the Leasing Group increased its revenues and operating profit to $277.1 million and $104.8 million, respectively, when compared with $213.4 million and $91.8 million, respectively, in the same quarter of 2018. The increase in the Leasing Group's revenues was primarily due to a higher volume of railcars sold from the lease fleet and growth in the lease fleet, partially offset by slightly lower quarterly average lease rates when compared to the second quarter of 2018. The wholly-owned and partially-owned lease fleet grew to 102,140 units as of June 30, 2019, an increase of approximately 9% in comparison to June 30, 2018. The increase in operating profit for the second quarter was primarily due to growth in the lease fleet, higher profits from railcar sales and lower rent expense resulting from our first quarter purchase of 6,779 railcars that were previously under lease. These increases were partially offset by higher depreciation expense associated with lease fleet growth and slightly lower quarterly average lease rates when compared to the second quarter of 2018. Total sales of leased railcars were $158.2 million in the second quarter of 2019 compared with $70.1 million in the second quarter of 2018; these totals include sales of railcars owned for more than one year that are not reported as revenues as well as railcars sold under sales-type leases. Supplemental information for the Leasing Group is provided in the accompanying tables.
Rail Products Group
The Rail Products Group reported revenues of $712.3 million during the quarter compared with revenues of $566.2 million in the second quarter of 2018. Operating profit and operating profit margin for the Rail Products Group increased to $68.0 million and 9.5%, respectively, in the second quarter of 2019 compared with $48.5 million and 8.6%, respectively, in the second quarter of 2018. The increase in revenues and operating profit primarily resulted from favorable railcar pricing and product mix changes compared to the prior year period and growth in our maintenance services business. The Rail Products Group received orders for 2,105 railcars and delivered 5,255 railcars during the second quarter of 2019, compared with orders for 8,320 railcars and deliveries of 5,105 railcars, respectively, in the same quarter last year. The railcar backlog in the Rail Products Group decreased during the quarter to $2.9 billion as of June 30, 2019, representing 23,170 railcars, compared with a railcar backlog of $3.3 billion as of March 31, 2019, representing 26,320 railcars.
All Other Group
In the second quarter of 2019, the All Other Group, which primarily includes the results of our highway products and logistics businesses, reported revenues of $88.5 million compared with revenues of $92.2 million in the second quarter of 2018. The decrease in revenues was primarily due to decreased demand and lower shipping volumes in our highway products business. Operating profit for the All Other Group was $6.2 million for the second quarter of 2019, compared with operating profit of $12.4 million in the second quarter of 2018. The decline in operating profit was primarily the result of higher selling, engineering, and administrative expenses when compared to the prior year period and gains on dispositions of property recognized in the prior year.

Progress on 2019 Priorities
Net of proceeds from the sales of leased railcars, Trinity has invested $591.0 million in railcars year to date for the growth of the leased railcar portfolio. Additionally, Trinity has invested $34.0 million in manufacturing and other capital expenditures for both maintenance and expansion.
During the second quarter, the Company announced expansion plans to develop a full-service railcar maintenance facility in a key geographic location within the Midwest. Upon completion, the new $60 million facility will provide a full range of railcar services, including repairs and maintenance, coatings, cleaning, inspections, and testing. The expansion of the railcar maintenance business is expected to enhance customers’ experience by delivering best-in-class turn times for maintenance events within the railcar industry, as well as increase the Company’s ability to service the maintenance requirements of approximately 50% of the lease fleet.
In connection with the Company's ongoing efforts to optimize its balance sheet and improve returns, the Leasing Group closed a $528.3 million railcar asset-backed securitization with a coupon rate of 3.82% as previously disclosed in April 2019. Proceeds received from the transaction were used to repay outstanding borrowings under the Leasing Group's secured warehouse credit facility and the Company's revolving credit facility, as well as for general corporate purposes.
During the second quarter of 2019, the Company repurchased approximately 2.1 million shares at a cost of $44.0 million, bringing year to date share repurchases to approximately 5.6 million shares at a cost of $133.0 million. The year to date total includes approximately 2.6 million shares that were delivered to the Company in the first quarter of 2019 upon final settlement of the previously announced accelerated share repurchase program, which was funded in November 2018.
As of June 30, 2019, the Company had a remaining authorization to repurchase up to $287.0 million, not to exceed 10.7 million shares, of its common stock under the current repurchase program. The size of the current share repurchase program, effective through December 31, 2020, is designed to meet certain IRS safe harbor guidelines associated with the Company's tax-free spin-off of Arcosa completed in November 2018.

2019 Guidance
For the full year 2019, the Company continues to anticipate earnings of between $1.15 and $1.35 per common diluted share, an increase of 64% to 93% as compared to 2018. Additionally, the Leasing Group expects a net lease fleet investment of between $0.9 billion and $1.1 billion in 2019. At this time, the Rail Products Group expects full year 2019 deliveries of between approximately 23,000 and 24,500 railcars. Additional guidance information is included in the accompanying tables.

Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on July 25, 2019 to discuss its second quarter results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net and select the Events & Presentations menu link. An audio replay may be accessed through the Company’s website or by dialing (402) 220-7237 until 11:59 p.m. Eastern on August 1, 2019.

About Trinity Industries
Trinity Industries, Inc., headquartered in Dallas, Texas, owns businesses that are leading providers of rail transportation products and services in North America. Our rail-related businesses market their railcar products and services under the trade name TrinityRail®. The TrinityRail integrated platform provides railcar leasing and management services, as well as railcar manufacturing, maintenance and modifications. Trinity also owns businesses engaged in the manufacture of products used on the nation’s roadways and in traffic control, as well as logistical and transportation businesses that provide support services to a variety of industrial manufacturers. Trinity reports its financial results in three principal business segments: the Railcar Leasing and Management Services Group, the Rail Products Group, and the All Other Group. For more information, visit: www.trin.net.
Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements, including, but not limited to, future financial and operating performance, future opportunities and any other statements regarding events or developments that Trinity believes or anticipates will or may occur in the future. Trinity uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “projected,” “outlook,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Trinity expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Trinity’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based, except as required by federal securities laws. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to risks and uncertainties regarding economic, competitive, governmental, and technological factors affecting Trinity’s operations, markets, products, services and prices, and such forward-looking statements are not guarantees of future performance. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Forward-Looking Statements” in Trinity’s Annual Report on Form 10-K for the most recent fiscal year, as may be revised and updated by Trinity’s Quarterly Reports on Form 10-Q, and Trinity’s Current Reports on Form 8-K.

Investor & Media Contact:
Jessica Greiner
Vice President, Investor Relations and Communications
Trinity Industries, Inc.

(Investors) 214/631-4420
(Media Line) 214/589-8909

- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,
	2019	2018
Revenues	$736.0	$634.0
Operating costs:
Cost of revenues	578.5	481.9
Selling, engineering, and administrative expenses	69.8	75.6
Gains on dispositions of property:
Lease fleet sales	(18.7)	(9.5)
Other	(0.6)	(2.0)
	629.0	546.0
Operating profit	107.0	88.0
Interest expense, net	55.4	40.1
Other, net	(0.1)	(1.9)
Income from continuing operations before income taxes	51.7	49.8
Provision for income taxes	14.1	12.5
Net income from continuing operations	37.6	37.3
Income (loss) from discontinued operations, net of tax	(0.8)	28.2
Net income	36.8	65.5
Net income attributable to noncontrolling interest	0.4	1.4
Net income attributable to Trinity Industries, Inc.	$36.4	$64.1

Basic earnings per common share:
Continuing operations	$0.29	$0.24
Discontinued operations	(0.01)	0.19
Basic net income attributable to Trinity Industries, Inc.	$0.28	$0.43
Diluted earnings per common share:
Continuing operations	$0.29	$0.24
Discontinued operations	(0.01)	0.19
Diluted net income attributable to Trinity Industries, Inc.	$0.28	$0.43
Weighted average number of shares outstanding:
Basic	127.6	146.2
Diluted	129.2	147.0
Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be a participating security. The unvested restricted shares are excluded from the weighted average number of shares outstanding for the purposes of determining earnings per share. The two-class method may result in a lower earnings per share than is calculated from the face of the income statement. See Earnings Per Share Calculation table below.

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Six Months Ended June 30,
	2019	2018
Revenues	$1,340.8	$1,167.2
Operating costs:
Cost of revenues	1,041.9	881.8
Selling, engineering, and administrative expenses	129.4	149.0
Gains on dispositions of property:
Lease fleet sales	(26.6)	(11.6)
Other	(2.7)	(2.1)
	1,142.0	1,017.1
Operating profit	198.8	150.1
Interest expense, net	106.8	82.5
Other, net	0.2	(3.1)
Income from continuing operations before income taxes	91.8	70.7
Provision for income taxes	23.0	18.2
Net income from continuing operations	68.8	52.5
Income (loss) from discontinued operations, net of tax	(1.9)	54.6
Net income	66.9	107.1
Net income (loss) attributable to noncontrolling interest	(0.1)	2.8
Net income attributable to Trinity Industries, Inc.	$67.0	$104.3

Basic earnings per common share:
Continuing operations	$0.53	$0.33
Discontinued operations	(0.02)	0.37
Basic net income attributable to Trinity Industries, Inc.	$0.51	$0.70
Diluted earnings per common share:
Continuing operations	$0.52	$0.32
Discontinued operations	(0.01)	0.36
Diluted net income attributable to Trinity Industries, Inc.	$0.51	$0.68
Weighted average number of shares outstanding:
Basic	129.0	146.7
Diluted	130.7	150.2
Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be a participating security. The unvested restricted shares are excluded from the weighted average number of shares outstanding for the purposes of determining earnings per share. The two-class method may result in a lower earnings per share than is calculated from the face of the income statement. See Earnings Per Share Calculation table below.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended June 30,
Revenues:	2019	2018
Railcar Leasing and Management Services Group	$277.1	$213.4
Rail Products Group	712.3	566.2
All Other	88.5	92.2
Segment Totals before Eliminations	1,077.9	871.8
Eliminations - Lease subsidiary	(328.9)	(228.5)
Eliminations - Other	(13.0)	(9.3)
Consolidated Total	$736.0	$634.0

	Three Months Ended June 30,
Operating profit (loss):	2019	2018
Railcar Leasing and Management Services Group	$104.8	$91.8
Rail Products Group	68.0	48.5
All Other	6.2	12.4
Segment Totals before Eliminations and Corporate Expenses	179.0	152.7
Corporate	(30.6)	(39.9)
Eliminations - Lease subsidiary	(41.6)	(24.5)
Eliminations - Other	0.2	(0.3)
Consolidated Total	$107.0	$88.0

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Six Months Ended June 30,
Revenues:	2019	2018
Railcar Leasing and Management Services Group	$477.5	$388.0
Rail Products Group	1,315.9	1,154.3
All Other	174.9	169.5
Segment Totals before Eliminations	1,968.3	1,711.8
Eliminations - Lease subsidiary	(599.0)	(524.6)
Eliminations - Other	(28.5)	(20.0)
Consolidated Total	$1,340.8	$1,167.2

	Six Months Ended June 30,
Operating profit (loss):	2019	2018
Railcar Leasing and Management Services Group	$190.6	$162.9
Rail Products Group	118.6	100.0
All Other	12.8	18.2
Segment Totals before Eliminations and Corporate Expenses	322.0	281.1
Corporate	(54.2)	(77.6)
Eliminations - Lease subsidiary	(68.8)	(53.2)
Eliminations - Other	(0.2)	(0.2)
Consolidated Total	$198.8	$150.1

Trinity Industries, Inc.
Leasing Group
Condensed Results of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	($ in millions)
Revenues:
Leasing and management	$189.4	$184.2	$376.5	$358.8
Sales of railcars owned one year or less at the time of sale(1) (2)	87.7	29.2	101.0	29.2
Total revenues	$277.1	$213.4	$477.5	$388.0
Operating profit:
Leasing and management	$77.7	$77.9	$154.8	$146.9
Railcar sales(1):
Railcars owned one year or less at the time of sale	8.4	4.4	9.2	4.4
Railcars owned more than one year at the time of sale	18.7	9.5	26.6	11.6
Total operating profit	$104.8	$91.8	$190.6	$162.9
Operating profit margin:
Leasing and management	41.0%	42.3%	41.1%	40.9%
Railcar sales	*	*	*	*
Total operating profit margin	37.8%	43.0%	39.9%	42.0%
Selected expense information(3):
Depreciation	$57.8	$47.0	$112.2	$92.1
Maintenance and compliance	$26.5	$25.0	$54.3	$51.4
Rent	$4.3	$9.9	$9.8	$20.0
Selling, engineering, and administrative expenses	$12.7	$12.6	$25.5	$24.8
Interest	$50.4	$32.3	$96.4	$63.8

	June 30, 2019	June 30 2018
Leasing portfolio information:
Portfolio size (number of railcars):
Wholly-owned	77,510	69,480
Partially-owned	24,630	24,655
	102,140	94,135
Managed (third-party owned)	22,510	27,150
	124,650	121,285
Portfolio utilization (Company-owned railcars)	97.8%	97.1%

	Six Months Ended June 30,
	2019	2018
	(in millions)
Proceeds from sales of leased railcars:
Leasing Group:
Railcars owned one year or less at the time of sale (2)	$101.0	$29.2
Railcars owned more than one year at the time of sale	99.9	56.4
	$200.9	$85.6
* Not meaningful

(1) The Company recognizes sales of railcars from the lease fleet which have been owned by the lease fleet for one year or less as revenue. Sales of railcars from the lease fleet which have been owned by the lease fleet for more than one year are recognized as a net gain or loss from the disposal of a long-term asset.
(2)Includes revenues associated with sales-type leases of $32.3 million and $34.2 million, respectively, for the three and six months ended June 30, 2019.
(3)Operating profit includes: depreciation; maintenance and compliance; rent; and selling, engineering, and administrative expenses. Amortization of deferred profit on railcars sold from the Rail Group to the Leasing Group is included in the operating profit of the Leasing Group, resulting in the recognition of depreciation expense based on the Company's original manufacturing cost of the railcars. Interest expense is not a component of operating profit and includes the effect of hedges.

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	June 30, 2019	December 31, 2018
Cash and cash equivalents	$102.8	$179.2
Receivables, net of allowance	351.7	276.6
Income tax receivable	21.0	40.4
Inventories	600.5	524.7
Restricted cash	113.7	171.6
Net property, plant, and equipment	6,869.6	6,334.4
Goodwill	208.8	208.8
Other assets	307.8	253.5
	$8,575.9	$7,989.2

Accounts payable	$217.7	$212.1
Accrued liabilities	346.3	368.3
Debt	4,615.9	4,029.2
Deferred income	—	17.7
Deferred income taxes	769.0	743.1
Other liabilities	97.4	56.8
Stockholders' equity:
Trinity Industries, Inc.	2,178.8	2,210.8
Noncontrolling interest	350.8	351.2
	2,529.6	2,562.0
	$8,575.9	$7,989.2

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	June 30, 2019	December 31, 2018
Property, Plant, and Equipment
Manufacturing/Corporate:
Property, plant, and equipment	$988.6	$963.2
Accumulated depreciation	(607.8)	(592.3)
	380.8	370.9
Leasing:
Wholly-owned subsidiaries:
Machinery and other	13.8	13.5
Equipment on lease	6,568.2	5,934.8
Accumulated depreciation	(1,031.9)	(971.8)
	5,550.1	4,976.5
Partially-owned subsidiaries:
Equipment on lease	2,390.7	2,371.9
Accumulated depreciation	(590.1)	(557.2)
	1,800.6	1,814.7

Deferred profit on railcars sold to the Leasing Group	(1,078.8)	(1,030.0)
Accumulated amortization	216.9	202.3
	(861.9)	(827.7)
	$6,869.6	$6,334.4

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	June 30, 2019	December 31, 2018
Debt
Corporate - Recourse:
Revolving credit facility	$—	$—
Senior notes, net of unamortized discount of $0.2 and $0.3	399.8	399.7
	399.8	399.7
Less: unamortized debt issuance costs	(2.2)	(2.3)
	397.6	397.4
Leasing:
Wholly-owned subsidiaries:
Non-recourse:
Secured railcar equipment notes	1,787.3	1,301.3
TILC warehouse facility	511.1	374.8
Promissory notes	643.6	660.2
	2,942.0	2,336.3
Less: unamortized debt issuance costs	(22.6)	(19.7)
	2,919.4	2,316.6
Partially-owned subsidiaries - non-recourse:
Secured railcar equipment notes	1,310.7	1,327.9
Less: unamortized debt issuance costs	(11.8)	(12.7)
	1,298.9	1,315.2
	$4,615.9	$4,029.2

Trinity Industries, Inc.
Additional Balance Sheet Information
($ in millions)
(unaudited)

	June 30, 2019	December 31, 2018
Leasing Debt Summary
Total Recourse Debt	$—	$—
Total Non-Recourse Debt	4,218.3	3,631.8
	$4,218.3	$3,631.8
Total Leasing Debt
Wholly-owned subsidiaries	$2,919.4	$2,316.6
Partially-owned subsidiaries	1,298.9	1,315.2
	$4,218.3	$3,631.8
Equipment on Lease(1)
Wholly-owned subsidiaries	$5,550.1	$4,976.5
Partially-owned subsidiaries	1,800.6	1,814.7
	$7,350.7	$6,791.2
Total Leasing Debt as a % of Equipment on Lease
Wholly-owned subsidiaries	52.6%	46.6%
Partially-owned subsidiaries	72.1%	72.5%
Combined	57.4%	53.5%
(1) Excludes net deferred profit on railcars sold to the Leasing Group.

Trinity Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Six Months Ended June 30,
	2019	2018
Operating activities:
Net income	$66.9	$107.1
(Income) loss from discontinued operations, net of income taxes	1.9	(54.6)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	138.1	119.7
Provision for deferred income taxes	22.8	19.0
Net gains on railcar lease fleet sales owned more than one year at the time of sale	(26.6)	(11.6)
Other	15.6	24.1
Changes in operating assets and liabilities:
(Increase) decrease in receivables	(55.7)	11.0
(Increase) decrease in inventories	(75.8)	41.9
Increase (decrease) in accounts payable and accrued liabilities	(46.1)	(11.5)
Other	(38.2)	(25.3)
Net cash provided by operating activities - continuing operations	2.9	219.8
Net cash provided by operating activities - discontinued operations	—	128.5
Net cash provided by operating activities	2.9	348.3
Investing activities:
Proceeds from railcar lease fleet sales owned more than one year at the time of sale	99.9	56.4
Proceeds from disposition of property and other assets	14.3	4.4
Capital expenditures – leasing, net of sold lease fleet railcars owned one year or less with a net cost of $91.8 and $24.8	(690.9)	(503.2)
Capital expenditures - manufacturing and other	(34.0)	(13.5)
(Increase) decrease in short-term marketable securities	—	294.5
Other	(1.2)	1.3
Net cash used in investing activities - continuing operations	(611.9)	(160.1)
Net cash used in investing activities - discontinued operations	—	(44.3)
Net cash used in investing activities	(611.9)	(204.4)
Financing activities:
Payments to retire debt	(1,044.9)	(674.5)
Proceeds from issuance of debt	1,626.9	478.0
Shares repurchased	(59.0)	(102.2)
Dividends paid to common shareholders	(39.5)	(39.3)
Purchase of shares to satisfy employee tax on vested stock	(7.9)	(11.3)
Distributions to noncontrolling interest	(0.9)	(10.3)
Other	—	(3.2)
Net cash provided by (used in) financing activities	474.7	(362.8)
Net decrease in cash, cash equivalents, and restricted cash	(134.3)	(218.9)
Cash, cash equivalents, and restricted cash at beginning of period	350.8	973.8
Cash, cash equivalents, and restricted cash at end of period	$216.5	$754.9

Trinity Industries, Inc.
Earnings per Share Calculation
(in millions, except per share amounts)
(unaudited)

Basic net income attributable to Trinity Industries, Inc. per common share is computed by dividing net income attributable to Trinity remaining after allocation to unvested restricted shares by the weighted average number of basic common shares outstanding for the period.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in millions, except per share amounts)
Income from continuing operations	$37.6	$37.3	$68.8	$52.5
Less: Net (income) loss attributable to noncontrolling interest	(0.4)	(1.4)	0.1	(2.8)
Unvested restricted share participation - continuing operations	(0.3)	(0.8)	(0.9)	(1.3)
Net income from continuing operations attributable to Trinity Industries, Inc.	36.9	35.1	68.0	48.4
Net income (loss) from discontinued operations, net of income taxes	(0.8)	28.2	(1.9)	54.6
Unvested restricted share participation - discontinued operations	—	(0.3)	—	(0.6)
Net income (loss) from discontinued operations attributable to Trinity Industries, Inc.	(0.8)	27.9	(1.9)	54.0
Net income attributable to Trinity Industries, Inc.	$36.1	$63.0	$66.1	$102.4

Basic weighted average shares outstanding	127.6	146.2	129.0	146.7
Effect of dilutive securities:
Nonparticipating unvested restricted shares and stock options	1.6	0.8	1.7	0.8
Convertible subordinated notes	—	—	—	2.7
Diluted weighted average shares outstanding	129.2	147.0	130.7	150.2

Basic earnings per common share:
Income from continuing operations	$0.29	$0.24	$0.53	$0.33
Income (loss) from discontinued operations	(0.01)	0.19	(0.02)	0.37
Basic net income attributable to Trinity Industries, Inc.	$0.28	$0.43	$0.51	$0.70
Diluted earnings per common share:
Income from continuing operations	$0.29	$0.24	$0.52	$0.32
Income (loss) from discontinued operations	(0.01)	0.19	(0.01)	0.36
Diluted net income attributable to Trinity Industries, Inc.	$0.28	$0.43	$0.51	$0.68

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as net income plus interest expense, provision for income taxes, and depreciation and amortization including goodwill impairment charges. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation are, however, derived from amounts included in the historical consolidated statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended June 30,
	2019	2018
Net income	$36.8	$65.5
Add:
Interest expense	57.0	43.8
Provision for income taxes	14.1	12.5
Depreciation and amortization expense	70.6	61.5
Earnings before interest expense, income taxes, and depreciation and amortization expense	$178.5	$183.3

	Six Months Ended June 30,
	2019	2018
Net income	$66.9	$107.1
Add:
Interest expense	109.7	90.1
Provision for income taxes	23.0	18.2
Depreciation and amortization expense	138.1	119.7
Earnings before interest expense, income taxes, and depreciation and amortization expense	$337.7	$335.1

Trinity Industries, Inc.
2019 Full Year Guidance and Outlook
(unaudited)

Total Company:
Total earnings per share(1)	$1.15 - $1.35 per share
Corporate expense	$105 - $115 million
Interest expense, net	$220 - $230 million
Estimated tax rate	26.5%

Railcar Leasing and Management Services Group:
Leasing and Management revenues(2)	$760 - $775 million
Leasing and Management operating profit(3)	$320 - $330 million
Proceeds from sales of leased railcars to RIV partners and secondary market(4)	$350 million

Rail Products Group:
Revenue	$3.0 - $3.2 billion
Operating margin	9.0% - 9.5%
Railcar deliveries	23,000 to 24,500 railcars
Revenue elimination from sales to Leasing Group(5)	$1.5 billion
Operating profit elimination from sales to Leasing Group(5)	$175 million

All Other Group Operating Profit (6)	$15 - $20 million

(1) The range for earnings per share guidance reflects variability in the point estimates provided above for each business segment.
(2) Excludes sales of railcars owned one year or less at time of sale.
(3) Excludes operating profit from railcar sales.
(4) Excludes approximately $160 million of sales from transactions that are being accounted for as sales-type leases; however, the operating profit impact of these transactions has been factored into our full year 2019 EPS guidance.
(5) Revenue and operating profit eliminations from sales to the Leasing Group include maintenance services in addition to railcar sales.
(6) Includes Highway Products and Logistics businesses, as well as facilities engineering and non-operating plant expenses.